EXHIBIT 3(ii)(b)

ARTICLES OF AMENDMENT

TO THE BYLAWS OF

OPENLIMIT, INC.

Pursuant to the provisions of Title XXXVI, Chapter 607.1020 of the Florida Statutes, the undersigned corporation, OPENLIMIT, INC. adopts the following amendment to its Bylaws.

The following amendment to the Bylaws dated June 8, 1998 was adopted unanimously by the board of directors and by a majority of the stockholders of the corporation on September 19, 2003.

This amendment deletes Article 2 Section 7 Quorum of the Bylaws in its entirety, providing for a new Article 2 Section 7 Quorum, as set forth below.

“Section 7. Quorum. Shares entitled to vote as a separate voting group may take action on a matter at a meeting only if a quorum of those shares exists with respect to that matter. Except as otherwise provided in the Articles of Incorporation or applicable law, shares representing thirty three and one third percent (33 1/3%)of the votes pertaining to outstanding shares which are entitled to be cast on the matter by the voting group constitute a quorum of that voting group for action on that matter. If less than a quorum of shares is represented at a meeting, the holders of a majority of the shares so represented may adjourn the meeting from time to time. After a quorum has been established at any shareholders’ meeting, the subsequent withdrawal of shareholders, so as to reduce the number of shares entitled to vote at the meeting below the number required for a quorum, shall not affect the validity of any action taken at the meeting or any adjournment thereof. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for that adjourned meeting.”

The amended quorum requirement will be effective on November 7, 2003 subsequent to the filing of an amendment to the Amended Articles of Incorporation of Jure Holdings, Inc. with the Florida Secretary of State.

Dated September 19, 2003

/s/ Henry Dattler

Henry Dattler
President